EXHIBIT 99.1

News Release

Contact:	Contact:
Janet L. Ford	Autumn M. Latimore
Senior Vice President	Senior Vice President
Investor Relations Director	Public Relations Director
414-278-1890 PHONE	414-278-1860 PHONE
414-380-9082 CELL
janet.ford@associatedbank.com	autumn.latimore@associatedbank.com
FOR IMMEDIATE RELEASE
Associated Banc-Corp Completes the Repurchase of All of its Remaining TARP Preferred Stock
GREEN BAY, Wis. — September 14, 2011 — Associated Banc-Corp (Nasdaq: ASBC) announced today that it has completed the repurchase of the remaining 262,500 shares of the Series A Preferred Stock that it issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program. Earlier today, Associated paid the U.S. Treasury $262.5 million, plus an accrued dividend of $1.1 million. Associated funded the repurchase of the TARP shares from its recently completed public offerings of $130 million of 5.125% Senior Notes due 2016 and $65 million of Depositary Shares of 8% Perpetual Preferred Stock, Series B, and cash on hand. The repayment today is an acceleration of the previously announced target repayment date of September 28, 2011.
“We are pleased with investor response to our debt and preferred stock offerings last week and proud that we finished repurchasing the TARP preferred stock consistent with the commitment we made earlier this year to our shareholders to repay the TARP funds as soon as possible and in the most shareholder-friendly manner possible,” said President and CEO Philip B. Flynn.
“As each institution’s repayment of TARP is subject to the approval of its bank regulator, we believe the regulatory approval for our final repayment is a continued indication of the company’s financial strength,” said Flynn. “ Our pro forma capital ratios following the senior notes and the preferred stock offerings and the TARP repayment continue to exceed the requirements of our regulators and standards for well-capitalized banks. This strong capital position provides us with flexibility as we continue to execute our strategic plans for growth.”
Associated Banc-Corp has paid a total of $68.2 million in dividends to the U.S. Treasury since November 2008, when the company received the funds under the Capital Purchase Program.

Visit our online newsroom	Follow us on Twitter @AssociatedBank	Like us on Facebook

The following table outlines the company’s reported capital ratios as of June 30, 2011 and adjusted to reflect the net proceeds from the issuance of $130 million of senior notes and $65 million of depositary shares, and the repurchase of the TARP Series A Preferred Stock:

	As of June 30, 2011
		As Adjusted
		for Notes
		and Depositary Shares
		Issuance
		and Series A
		Preferred
	Actual	Repurchase(1)
Tier 1 common equity to risk-weighted assets (2)	12.61%	12.57%
Tier 1 risk-based capital ratio	16.03%	14.55%
Total risk-based capital ratio	17.50%	16.03%

(1)	Assumes issuance of the notes and the depositary shares at the public offering prices and repurchase of the Series A Preferred Stock for an aggregate repurchase price of approximately $263.6 million ($262.5 million liquidation amount of the Series A Preferred Stock plus approximately $1.1 million of accrued and unpaid dividends).

(2)	Tier 1 common capital ratio = Tier 1 capital excluding qualifying perpetual preferred stock and qualifying trust preferred securities divided by risk-weighted assets. This is a non-GAAP financial measure.
ABOUT ASSOCIATED BANC-CORP
Associated Banc-Corp (Nasdaq: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has approximately 270 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
FORWARD LOOKING STATEMENTS
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the Company’s most recent Annual Report filed on Form 10-K as updated by the Company’s most recent Form 10-Q.
# # #